Services Agreement

This Services Agreement (this "Agreement"), is made as of this 15 day of February 2018 (the "Effective Date"), between Emerald Medical Applications Corp., a Delaware corporation, having its principal place of business located at 40 Wall Street, 28th Floor, New York, NY 10005 (the "Company") and Mr. Yair Fudim, a resident of the State of Israel with an address at Khilat Zitomir 6 Tel Aviv Israel ("Mr. Fudim" or the "Chief Executive Officer"). The Company and the Chief Executive Officer are sometimes referred to individually, as a "Party" and collectively, as the "Parties."

WHEREAS, Mr. Fudim served as the Company's Chairman of its Board of Directors from April 30, 2015 until December 25, 2016 and thereafter served as a member of its Board of Directors to the Effective Date; and

WHEREAS, the Company desires to appoint Mr. Fudim as Chief Executive Officer and Chairman of its Board of Directors as of the Effective Date and Mr. Fudim agrees to serve as the Company's Chief Executive Officer and Chairman pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and promises, warranties and representations herein contained, the Parties agree as follows:

1. **Services:** Mr. Fudim shall provide services to the Company in the capacity as Chief Executive Officer of the Company and provide such time and services as the Parties shall mutually agree (the "Services").

2. **Consideration:** In consideration for Services to the Company as Chief Executive Officer, the Company shall: (i) pay Mr. Fudim the sum of US$2500 per month, payable quarterly, in advance, on the first business day of each calendar quarter, commencing on 1.1. 2018; and (ii) issue 300,000 restricted shares of the Company's common stock, par value $0.0001 (the "Restricted Shares"), which Restricted Shares shall be subject to the Lock-Up Period and Vesting provisions set forth in Section 4 below.

3. **Representations and Warranties:** For purposes of this Agreement, Mr. Fudim represents and warrants as follows:

(i) Mr. Fudim is aware that the Restricted Shares, when issued, will be: (a) subject to a one-year lock-up from the Effective Date as set forth in Section 4 below; (b) subject to the vesting provisions as set forth in Section 4 below; and (c) as a result, the Restricted Shares shall not be deemed to be fully-paid and nonassessable shares of the Company's common stock until the conditions of Section 4 are satisfied in their entirety;

(ii) Mr. Fudim understands that the Restricted Shares, when issued, will not have been registered under the Securities Act of 1933, as amended (the "Act") and, as a result, are not transferable under this Agreement and applicable securities laws unless such shares are registered under the Act or pursuant to an available exemption under Rule 144 or other rule or regulation promulgated by the Securities and Exchange Commission (the "SEC") under the Act;

(iii) All information that Mr. Fudim has been provided by the Company is contained in the Company's reports filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act") and that in order for Mr. Fudim to avail himself of the exemption to sell the Restricted Shares under the Act, provided that the conditions of Section 4 have been satisfied in full or otherwise waived by the Company, the Company must be current in its reporting obligations under the Exchange Act; and

(iv) Mr. Fudin is an "accredited investor" as that term is defined in rule 501 of Regulation D promulgated by the SEC under the Act.

4. **Lock-Up and Vesting:**

A. The Parties expressly agree, and Mr. Fudim understands, that Mr. Fudim will not, directly or indirectly, during the Lock-Up Period (as defined in 4.B. below):

(i) offer, sell, contract to sell, grant or sell any option, right or warrant for the purchase of, pledge, hypothecate, assign, lend or otherwise transfer or dispose (collectively, a "Sale") of any of the Restricted Shares;

(ii) enter into any swap or any other arrangement or transaction that transfers to another, in whole or in

part, any of the economic characteristics of ownership of the Restricted Shares, whether any such swap or transaction is to be settled by delivery of such Restricted Shares, in cash or otherwise; or

(iii) engage in any short selling of the Restricted Shares at any time during the Lock-Up Period; and

(iv) authorizes the Company, during the Lock-Up Period, to cause the Company's transfer agent to place a legend or notation on any book-entry notations or agreements representing the Restricted Shares and to decline to transfer and to note stop transfer restrictions on the transfer books and records of the Company with respect to the Restricted Shares, unless the transfer is authorized by the Company in writing that such restrictions are no longer in full force and effect.

B. For the purposes of this Agreement, the Lock-Up Period shall commence on the Effective Date and shall continue for a period of twelve (12) months from the Effective Date.

C. The Parties expressly agree, and Mr. Fudim understands and agrees that the Restricted Shares shall not be deemed fully-paid and nonassessable shares of the Company's Common Stock until:

(i) the full term of the Lock-Up Period has been satisfied; and

(ii) the Company's Board of Directors, with Mr. Fudim as Chairman abstaining, shall by written resolutions, shall authorize. approve and consent (the "Consent") that the Restricted Shares have vested, which Consent may be withheld by the Board of Directors for reasonable cause, as that term is generally defined under the corporate law in the State of Delaware, where the Company is incorporated, and in the State of New York, where this Agreement shall be governed pursuant to Section 6 below.

5. **<u>No Third-Party Rights</u>:** The Parties represent and warrant that they are authorized to enter into this Agreement and that no third parties have any interest in any of the Services contemplated hereby.

6. **<u>Governing Law/Arbitration</u>:** This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any dispute arising under or related to this Agreement or the construction or application of this Agreement, any claim arising out of this Agreement or its breach, shall be submitted to arbitration in New York County, State of New York, before one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, upon the written request of one Party after service of that request on the other Party. The cost of arbitration shall be borne by the losing Party. The arbitrator is also authorized to award reasonable attorney's fees to the prevailing Party.

7. **<u>Entire Agreement</u>**: This Agreement contains the entire understanding of the Parties on the subject matter hereof and cannot be altered or amended except by an amendment duly executed by the Parties hereto. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and personal representatives of the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.

Emerald Medical Applications Corp.

/s/: ______________________

Name: Gadi Levin
Title: Chief Financial Officer

Yair Fudim

/s/: ______________________

Yair Fudim